EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Lisa Wells 212-826-3529
Web Site: www.hartmarx.com

Hartmarx Corporation Announces Retirement of Homi B. Patel

CHICAGO, IL, July 30, 2009 -- Hartmarx Corporation today announced that Homi B. Patel, Chairman, President & Chief Executive Officer of Hartmarx Corporation will retire from those positions effective July 31, 2009.  Mr. Raymond Farley, Lead Director of Hartmarx Corporation, stated, "Under very difficult circumstances, Homi has done a great job in leading us in the process of the sale of the Company which, when closed, will result in saving a significant percentage of our 3,000 jobs and keeping our hundred year old brands, such as Hickey Freeman, Hart Schaffner Marx, and Coppley alive and well.  On behalf of the Board and the employees, we express our gratitude to Homi for his unrelenting efforts and his many years of service."  Mr. Patel will continue as a director of Hartmarx.

Mr. Patel stated, "In April of this year, I completed 30 years with the Company and I suggested to the Board then that it was time for me to move on to a new phase.  I have been extremely privileged to be the head of this wonderful company and its extremely talented and dedicated people.  I am particularly proud that even in the most adverse of circumstances our Board and our employees conducted themselves with class and dignity accomplishing our most important goals of maximizing the sales price while saving our brands and thousands of jobs."

"I am presently in conversations with the buyer, Emerisque, regarding a possible advisory and Board association with them in a non-executive capacity.  Meanwhile, I am going to devote more time to my role as a Special Advisor to the Z Capital Special Situations Private Equity Fund and to other for-profit and not-for-profit opportunities.  My principal office will be at Z Capital," Patel continued.

After obtaining an MBA from the Graduate School of Business at Columbia University in New York, and spending four years at Corbin Ltd., Patel joined Hartmarx Corporation in 1979 as Vice President and General Manager for the Company's Fashionaire Division.  He held various marketing and divisional positions leading to his appointment as President of Hartmarx Corporation in 1992, Chief Operating Officer in 1993, Chief Executive Officer in 2002 and Chairman in 2004.  Homi's civic activities include serving as an advisory board member of Northwestern University's Kellogg School of Management and the University of South Carolina School of Retailing.  Homi is Vice Chairman of the Chicago Botanic Garden and also serves on the boards of Northwestern Memorial HealthCare and Boys and Girls Clubs of Chicago.  He is a Trustee of the Jane Addams Hull House in Chicago and Vice President of the Lake Forest Country Day School.

Homi serves the larger apparel industry as President of the Clothing Manufacturers Association of America, Chairman of its Union Negotiating Committee, and Chief Labor Negotiator for the industry.  He is also a director of the Amalgamated Life Insurance Company and Trustee of the UNITE HERE Pension and Health Funds.

Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Monarchy, Manchester Escapes, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Brannoch, Sansabelt, Exclusively Misook, Barrie Pace, Eye, Christopher Blue, Wörn, One Girl Who... and b.chyll.  In addition, the company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Pierre Cardin, Lyle & Scott, Golden Bear and Jag.  The company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.  For more information, please visit the company's website at www.hartmarx.com.

The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology.  Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements.  The statements could be significantly impacted by such factors as the  ability of the company to continue as a going concern, the ability of the company to operate pursuant to the terms and conditions of its debtor-in-possession financing, the ability of the company to pursue and consummate strategic alternatives under the chapter 11 cases, including, but not limited to, the sale of some or all of the company's assets, the company's ability to obtain court approval with respect to motions in the chapter 11 proceedings, the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases, risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the bankruptcy cases to chapter 7 cases, the ability of the company to obtain and maintain normal terms with vendors and service providers, the company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the company's liquidity or results of operations, the level of consumer spending for men's and women's apparel, the prevailing retail environment, the company's relationships with its employees, suppliers, customers, licensors and licensees, actions of competitors that may impact the company's business and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the company has no control.

The reader is also directed to the company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the company's results of operations and financial condition.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the company's various pre-petition liabilities and common stock.  No assurance can be given as to what values, if any will be ascribed in the chapter 11 proceeding to each of these constituencies.  Accordingly, the company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.